Exhibit 10.1

Steve Towe

Dear Steve,

On behalf of PowerFleet, Inc. (the “Company”), I am pleased to confirm our offer for full-time employment as Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). Your start date will be January 5, 2022.

You will receive a semi-monthly salary of $17,708.33, which is equivalent to $425,000 on an annualized basis. During your employment, the Board may at any time increase (but not decrease) your base salary, at its discretion.

In addition to your base salary, you will be eligible for an annual bonus of up to 100% of your then-current base salary, to be based on the achievement of a combination of individual objectives and Company performance metrics to be determined by Board (or the Company’s compensation committee). The annual bonus will be paid no later than ninety (90) days following the end of the calendar year to which the bonus relates, provided you are actively employed on the payment date.

You will also be entitled to a retention bonus of $650,000, which shall be paid in three equal annual installments of $216,666.67, less taxes and applicable withholdings, on each of January 1, 2022, 2023 and 2024, provided you are actively employed on each such payment date.

The Company will also reimburse you for your reasonable travel expenses in amounts as approved by the Board (or the Company’s compensation committee).

In addition, you will also receive the following equity awards:

1.	200,000 shares of restricted stock, which will vest equally over four (4) years on each anniversary of the grant date, provided that you are an employee of the Company on each such anniversary date;

2.	as an inducement material to your entering into employment with the Company, 500,000 options with a 10-year term, with an exercise price equal to the closing price of the Company’s common stock on the grant date, which will vest equally over four (4) years on each anniversary of the grant date provided that you are an employee of the Company on each such anniversary date; and

3.	as an inducement material to your entering into employment with the Company, an aggregate of 4,125,000 performance-based options with a 10-year term, which will vest upon the volume weighted average price of the Company’s common stock during a consecutive 60 trading day period reaching the corresponding exercise prices noted below:

a.	875,000 options with a $10.50 exercise price
b.	1,250,000 options with a $14.00 exercise price
c.	2,000,000 options with a $21.00 exercise price

The shares of restricted stock described above will be governed by a restricted stock award agreement and the terms of the Company’s 2018 Incentive Plan, as amended. The options will be governed by a stock option award agreement.

During your employment with the Company, you will be entitled to all of the Company’s current customary employee benefits, subject to plan eligibility requirements, in the same fashion as all similarly situated Company executives. A highlight of our benefits includes:

1.	Health Insurance: Commencing on the first day of employment, you will be eligible to enroll in the Company’s health plan and dental plan.
2.	Vision Insurance: Commencing on the first day of your employment, you will be eligible to enroll in the Company’s Vision Care Plan.
3.	Section 125 Flexible Spending: Commencing on the first of the month following your start date, you will be eligible to enroll in the Company’s Flexible Spending Plan.
4.	Company Savings Plan: Commencing on the first day of your employment, you will be eligible to enroll in the Company’s 401(k) plan. The Company does not currently match contributions to the plan.
5.	Vacation/Paid time-off: Over the course of a full year, you may accrue 20 vacation days, 3 floating holidays, 3 personal days, and 4 sick days.
6.	Voluntary short-term disability, long-term disability, and voluntary life insurance.

In recognition of your role as Chief Executive Officer of the Company, the Company will agree to indemnify you in accordance with the terms and conditions of the Indemnification Agreement enclosed herewith. Further, in the event of an involuntary termination of your employment by the Company without Cause, or by you for Good Reason, you will be eligible for a severance package as provided in the enclosed Severance Agreement.

It is acknowledged that you are a citizen of and currently reside in the United Kingdom. As part of your employment offer, the Company will provide you full support for any filings necessary to ensure your eligibility to work on location in the United States. The Company will also (i) reimburse reasonable and pre-approved fees expended by a qualified tax professional to assist you in navigating various international tax issues associated with working in the United States and (ii) reimburse you for up to $5,000 in U.S. legal fees which are incurred by you in connection with the review of offer and its corresponding agreements. It is acknowledged and agreed there is a timescale associated to the visa application and potentially a qualifying period for any visa to be issued. In the intervening period, you will be permitted to work from other Company global locations in tandem with travelling in and out of the United States under ESTA status, until such time as you are cleared for the appropriate visa to work from the United States.

Your employment is contingent upon successful completion of our reference checking processes and background investigation (which may include criminal, consumer credit, driving and check of educational credentials), and your execution and delivery of the Company’s Covenants Agreement, which is attached to the Severance Agreement as Exhibit B.

Congratulations, Steve! We are excited to have you as part of our team and believe that based on your skills as you have outlined them to us, you will be a positive addition to our team. Please sign and date one copy of this letter and return it to me along with a signed and dated copy of the Indemnification, Severance, and Covenants Agreements which are enclosed herewith.

Sincerely,

/s/ Michael Brodsky
Michael Brodsky
Chairman of the Board

/s/ Steve Towe	1/4/2022
Steve Towe	Date